Exhibit 10.10

EMPLOYMENT AGREEMENT (the “Agreement”)

THIS EMPLOYMENT AGREEMENT is made as of the l0th day of November, 2016 (the “Effective Date”).

BETWEEN:

MITEL (DELAWARE), INC.

(hereinafter referred to as the (“Employer” or “Mitel”)

- and -

GRAHAM BEVINGTON

(hereinafter referred to as the “Employee”)

WHEREAS, the Employer and the Employee wish to enter into an agreement pursuant to which the Employee will provide the Employee’s services to the Employer as hereinafter set forth, and the Employer will hire and retain the services of the Employee as an employee of the Employer.

NOW THEREFORE in consideration of the premises and mutual covenants and agreements hereinafter contained, the parties hereto hereby mutually covenant and agree as follows:

1.	EMPLOYMENT

a.	The Employee is employed on a full-time basis as Executive Vice President and Chief Sales Officer. The Employee shall report directly to Rich McBee.

b.	The Employee is employed on a full-time basis for the Employer and it is understood that the hours of work involved will vary and may be irregular. The Employee acknowledges that this clause constitutes an agreement to work such hours.

c.	The Employee acknowledges and hereby agrees to carry out all lawful instructions given to the Employee by the Employer.

d.	The Employee acknowledges and hereby agrees to observe all policies of the Employer as the Employer may in its absolute discretion create from time to time and to perform all services associated with the position herein.

e.	The Employee acknowledges and agrees that, during the currency of this Agreement, the Employee shall devote the Employee’s full-time and skill to the duties and responsibilities contemplated herein and shall not be engaged in any other employment in any other capacity or any other activity that interferes with the provision of the services contemplated herein or that is for the benefit of any person, corporation or enterprise whose business interests are either competitive or in conflict with those of the Employer. The Employee is a fiduciary of the Employer and shall act at all times in the Employer’s best interests.

f.

The Employee represents and warrants to the Employer that the execution and delivery of this Agreement by the Employee and the performance by the Employee of the services hereunder will not (with or without the giving of notice or lapse of time, or both) violate or breach any term or condition of, or constitute a default under, any agreement, document or instrument to which the Employee is a party or by which the Employee is bound including any non-competition or non-solicitation agreement.

g.	The location of employment shall be Employer’s offices at 5850 Granite Parkway, Suite 600, Plano, Texas 75024, in the United States.

2.	EMPLOYMENT TERM

Subject to being terminated pursuant to the provisions of paragraph 6 hereof, your employment shall be indefinite. The parties acknowledge and agree that Employee’s original date of hire by Mitel, its subsidiaries or parent entities was January 4th 2000. However, it is the intention of the parties that this Agreement shall govern Employee’s services as of the Effective Date.

3.	COMPENSATION FOR SERVICES

a.	For services rendered by the Employee in the course of the employment hereunder, the Employee shall receive an annual base salary of $390,000 (three hundred and ninety thousand dollars) (“Base Salary”). The Base Salary shall be paid at such times and in such fashion as in keeping with the ordinary practices and policies of the Employer, as such may exist from time to time. The Base Salary may be reviewed periodically by the compensation committee of the Employer. Future increases, if any, shall be entirely discretionary without the necessity of an amendment hereto.

b.	For services rendered by the Employee in the course of the employment hereunder and depending on the achievement of business goals, the Employee may be eligible to receive an annual variable, at-risk payment (the “Bonus”) equating to 75% of base salary. There is no guarantee of a Bonus in any particular year and under no circumstances is the Bonus to be considered part of the Employee’s Base Salary or other regular employment income.

c.	The Employee shall be entitled to a car allowance of $8,000 (eight thousand dollars) per year for the performance of services hereunder. This car allowance is intended to cover the costs of purchasing or leasing a vehicle for use in connection with the Employee’s employment, and is subject to the Employer’s car allowance policy.

d.	The Employee shall be entitled to participate in any and all such additional benefits as are enjoyed from time to time by other employees, including senior executive employees, in accordance with the established practices and policies of the Employer as the Employer may in its absolute discretion create from time to time. The Employee shall be entitled to all perquisites offered to senior executives of the Employer. The Employer reserves the right to alter, amend or terminate all such benefits and perquisites at any time with or without notice.

e.	The Employee shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are incurred by the Employee in furtherance of the Employer’s business in accordance with the policies adopted from time to time by the Employer and subject to receipt of appropriate documentation.

f.	The Employer will reimburse the Employee for expenses incurred by the Employee in connection with tax planning advice and preparation of annual individual tax return(s), up to a maximum of $3,000 (three thousand dollars) per year.

4.	EQUITY GRANTS

For services rendered by the Employee in the course of the employment hereunder, the Employee shall, from time to time, be eligible to receive certain equity based compensation, including but not limited to restricted stock units (“RSUs”) and options to purchase common share of Mitel. All such equity based compensation will be subject to the terms and conditions of the grant and the terms and conditions of the plan under which they are granted. In the event of conflict between the terms of this Agreement, the terms of the grant and the terms of the Plan under which they are granted, precedence shall be in that order.

5.	VACATION

The Employee shall be entitled to accrue 5 (five) weeks’ vacation annually in accordance with Mitel’s policies.

6.	TERMINATION

Subject to Section 10, for purposes of base salary, incentive compensation, benefit entitlement and accrual, vesting and perquisites, the date of termination of services or employment (the “Termination Date”) shall be the earlier of:

(a)	the date on which the Employee gives notice of resignation to the Employer; or

(b)	the actual date of termination of employment (whether or not for cause).

a.	Termination without Notice

Notwithstanding anything herein to the contrary, this Agreement and the Employee’s employment with the Employer may be terminated, without the Employer being obligated to provide the Employee with advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise if:

i.	the Employee retires;

ii.	the Employee is unable to perform substantially all of the Employee’s employment related duties for a period of more than either three (3) consecutive months, or six (6) months in the aggregate during any twelve (12) month period. Failure by the Employer to strictly rely upon this provision in any given instance or instances, shall not in any way constitute a waiver of the Employer’s rights as stated herein;

iii.	the Employee’s employment is terminated for Cause. For purposes of this Section 6(a)(iii), “Cause” includes, without limitation, the following:

(A)	the Employee’s breach of a material term of this Agreement;

(B)	the Employee’s repeated and demonstrated failure to perform the material duties of the Employee’s position in a competent manner;

(C)	the conviction of the Employee for a criminal offence involving fraud or dishonesty, or which otherwise adversely impacts the reputation of the Employer;

(D)	the Employee or any member of the Employee’s immediate family making personal profit out of or in connection with a transaction or business opportunity to which the Employer is involved or otherwise associated with, without making disclosure to and seeking the prior written consent;

(E)	the Employee’s failure to act honestly and in the best interests of the Employer;

(F)	the Employee’s failure to comply with any Employer rules or policies of a material nature;

(G)	the Employee’s failure to obey reasonable instructions provided to the Employee in the course of employment, within five (5) calendar days of receiving written notice of such disobedience; or

(H)	any actions or omissions on the part of the Employee constituting gross misconduct or negligence resulting in material harm to the Employer; or

iv.	the Employee dies.

Upon any termination under this Section 6(a), the Employee or the Employee’s estate will not be entitled to receive any further compensation or benefits pursuant to the terms of this Agreement other than those which have accrued up to the date of the Employee’s termination, subject to those death benefits which may be payable in accordance with applicable insurance policies. For greater certainty, subject to Section 7, the Employee’s entitlement with respect to equity based compensation at the date of the termination of employment under this Section 6(a) shall be governed by the terms and conditions under which they have been granted.

b.	Termination Without Cause

The employment of the Employee hereunder may be terminated at any time by the Employer without Cause, or, within 12 months following a Change of Control (as defined in Section 6 (c) below), by the Employee for Good Reason (as defined in Section 6 (d) below), in which event the Employer shall have no further obligation to the Employee other than the following:

i.	The Employee will receive severance (the “Severance Payment”) equal to:

(A)	Sixteen (16) months’ where the Employee is terminated by the Employer without Cause; or

(B)	Twelve (12) months’ where the Employee is terminated either by the Employer without Cause within twelve (12) months of a Change of Control or by the Employee for Good Reason within twelve (12) months of a Change of Control.

The number of months for which the Severance Payment is paid, as per (i)(A) or (i)(B) above, shall be referred to as the “Severance Period”.

ii.	For the purposes of subparagraph (i) above, a month’s compensation will be equal to:

(A)	the Employee’s then current monthly base salary, plus

(B)	monthly bonus equal to 1/36th of the total of all Bonuses paid to the Employee during the three (3) most recently completed fiscal years, plus

(C)	the monthly car allowance.

iii.	Subject to the terms and conditions of the applicable plans, Mitel will subsidize the medical and dental COBRA costs for the Severance Period. The elected medical and dental benefits on the date of termination are the items that Mitel will subsidize. All other benefits, such as disability, life, AD&D and travel accident, will cease effective as of the Termination Date.

iv.	Upon termination under this Section 6(b):

(A)	by the Employer without Cause, any equity based compensation granted to the Employee shall continue to be governed by the terms under which they were granted, or

(B)	by the Employer without Cause within 12 months following a Change of Control or by the Employee within 12 months following a Change of Control (as defined in Section 6(c) below) and for Good Reason (as defined in Section 6(d) below), all equity based compensation shall become 100% fully vested upon a Change of Control, and any performance-based targets shall be deemed to have been satisfied at 100%.

The Employee acknowledges that the foregoing benefits are conditioned on the Employee’s execution (within forty-five days) and non-revocation of the Employer’s standard release and waiver.

The payments under this Section 6 include the Employee’s entitlements under any applicable employment standards legislation and regulations and shall be in full settlement of all severance payments to the Employee under this agreement or any other employment, termination or severance agreement between the Company and the Employee or any severance plan or policy of the Company. Subject to the provisions of Sections 7 and 10, any payments under this Section 6 will be paid by the Employer in a series of equal instalments according to the Employer’s regular payroll schedule, over the Severance Period, commencing with the first payroll after the date of termination of employment.

(c)	“Change of Control” shall mean:

i.	the closing of a merger or consolidation of such company with or into another entity or other transaction or series of related transactions in which the holders of voting securities of such party, immediately prior to such transaction(s), will hold less than 50% of the voting securities of the surviving entity, immediately after such transaction(s);or

ii.	the closing of the sale of all or substantially all of the assets of such company in one or a series of transactions,

provided however that any such Change in Control event shall also meet the definition of “change in ownership” or “change in control” within the meaning of Section 409A of the Internal Revenue Code.

(d)	“Good Reason” shall mean any of the following, unless the Employee gives his express written consent thereto:

i.	a material adverse change in the Employee’s status or position as an employee of the Company, as in effect immediately prior to a Change of Control. Such material adverse change shall include, without limitation, any material adverse change in status or position as a result of a material diminution in the Employee’s duties or responsibilities, the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status or position;

ii.	a material reduction by the Company in the Employee’s annual base salary as in effect immediately prior to a Change of Control;

iii.	a material failure by the Company to continue in effect any employee benefit or bonus program in which the Employee is participating at the time of a Change of Control other than as a result of the normal expiration of any such program in accordance with its terms as in effect at the time of a Change of Control or replacement of such program with a comparable program, or the taking of any action, or the failure to act, by the Company which would materially and adversely affect the Employee’s continued participation in any such employee benefit or bonus program on at least as favorable a basis to the Employee as on the date of a Change of Control;

iv.	the Company requiring the Employee to be based anywhere other than within thirty-five (35) miles of where the Employee is based at the time of a Change of Control, except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations in the ordinary course of business immediately prior to the Change of Control;

Notwithstanding the foregoing, the Employee must give notice to the Company within 60 days following the Employee’s knowledge of an event constituting Good Reason describing the alleged failure or action by the

Company and advising of the Employee’s intention to terminate the Employee’s employment for Good Reason. The Company shall have 14 business days to correct such failure or action following the delivery by the Employee of such written notice. If the Employee fails to provide such notice within 60 days, such event shall not constitute Good Reason under this Agreement.

c.	Termination by the Employee

This Agreement and the employment of the Employee hereunder may be terminated at any time by the Employee giving to the Employer three (3) months written notice of resignation, which period may be waived in whole or in part by the Employer. The Employee shall continue to accrue and receive the Employee’s base salary and benefits through to the date of termination indicated in the termination notice (to a maximum of three months) and shall have no further entitlements. Upon any termination under this Section 6(c), any equity based compensation received by the Employee shall continue to be governed by the terms of the grant or Plan under which they were granted.

d.	Resignation

The Employee will be deemed to resign from any director, officer or other positions held with Mitel or any of its subsidiaries immediately upon the termination of employment for any reason, whether or not for Cause.

e.	Payment of Accrued Vacation

As of the Termination Date, the Employee will receive a payout of any accrued unused vacation pay, subject to and in accordance with Company policy.

7.	EMPLOYEE COVENANTS

a.	Acknowledgement: In the course of employment with the Employer, the Employee will maintain close working relationships with the customers, clients, suppliers, distributors, consultants, agents and employees of both the Employer and its affiliates. Due to the sensitive nature of the Employee’s position and the special access that the Employee will have to both the Employer’s Confidential Information (as hereinafter defined) and Intellectual Property (as hereinafter defined),the Employee will be in a position to irreparably harm the Employer should the Employee (either during the Employee’s term of employment with the Employer, or subsequent to the termination of such employment) enter into competition with the Employer (directly or indirectly) or otherwise make use of the specialized knowledge, contacts and connections obtained during the Employee’s employment to the detriment of the Employer. The Employee acknowledges that the unauthorized use or disclosure of such information could irreparably damage the Employer’s interests if made available to a competitor, or if used against the Employer for competitive purposes.

The Employee agrees that the covenants and restrictions contained in this Section 7 are reasonable and valid in terms of time, scope of activities and geographical limitations and understands and agrees that they are vital consideration for the purposes of the Employer entering into this Agreement. If the covenants and restrictions contained in this Section 7 are found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of Section 7, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration.

b.	Confidential Information and Intellectual Property: During the course of the Employee’s employment with the Employer, the Employee will have access to and be entrusted with confidential information relating to the Employer, its customers, suppliers and employees (the “Confidential Information”), the particulars of which, if disclosed to competitors of the Employer or to the general public, would be detrimental to the best interests of the Employer. The Employee, therefore, agrees that the Confidential Information is the exclusive property of the Employer, and that while employed by the Employer and at all times thereafter, the Employee will not, without the prior written consent of the Employer, (i) reveal, disclose or make known any Confidential Information to any person, or (ii) use the Confidential Information for any purpose, other than for the purpose of the Employer. In addition, all worldwide rights, title and interest in any and all advances, computer programs, concepts, compositions, data, database technologies, designs, discoveries, domain names, drawings, formulae, ideas, improvements, integrated circuit typographies, inventions, know-how, mask works, sketches, software, practices, processes, research materials, trade-secrets, work methods, patents, trade-marks, copyright works and any other intellectual property (whether registrable or not) produced, made, composed, written, performed, or designed by the Employee, either alone or jointly with others, in the course of the Employee’s employment with the Employer and in any way relating to the business of the Employer (the “Intellectual Property”), shall vest in and be the exclusive property of the Employer. The Employer shall have the sole and exclusive ownership of and right of control over any and all business, customers, and goodwill created or developed by the Employee in the course of the Employee’s employment with the Employer, including all information, records, and documents concerning business and customer accounts and all other instruments, documents, records, data, and information concerning or relating to the Employer’s business activities, interests and pursuits.

c.	IPR and Confidentiality Agreement: Without limiting the generality of the foregoing, the Employee shall execute and be bound by the Mitel lntellectual Property Rights and Confidentiality Agreement, attached hereto as Schedule “A”.

d.	Restrictive Covenants: The Employee agrees that without the express prior written consent of the Employer, during the Employee’s employment with the Employer and for a period of twelve (12) months thereafter, the Employee will not, anywhere in Canada, the United States, the United Kingdom or any other territory where Employee has worked over the last twenty-four months, either alone or in conjunction with any individual, partnership, firm, association, syndicate, company or other entity, either as an individual or as a partner or joint-venturer or as an employee, principal, consultant, agent, lender, shareholder (other than a passive holding of shares listed on a recognized North American stock exchange that does not exceed two percent of the outstanding shares so listed), officer, director, or in any other manner, whatsoever, directly or indirectly:

i.	solicit or attempt to obtain the withdrawal from the Employer or any of its affiliates of any of their respective employees, contractors or consultants (provided, however, that any general public recruitment responded to by such employees, contractors or consultants will not breach this subparagraph);

ii.	approach, solicit or attempt to solicit any customer/client or potential customer/client, wherever situated, of the Employer or any of its affiliates, with whom the Employee had dealings on behalf of the Employer within the twelve (12) months prior to the cessation of the Employee’s employment with the Employer, in order to attempt to direct any such customer/client or potential customer/client away from the Employer or any of its affiliates;

iii.

engage in any Competitive Business, or in any way be employed by, associated or in any manner connected with any Competitor, in any position, role or area of responsibility similar to those for which the Employee had responsibilities in his last five (5) years of employment with the Employer. For the purposes of this paragraph, a Competitive Business or a Competitor means any business which engages in or proposes to engage in: (A) the same core business as that which is carried on by the Employer or by such affiliate; or (B) that business which is the subject of the Employer’s or such affiliate’s actual or demonstrably anticipated research and development. The Employer may in its absolute discretion from time to time designate any partnership, firm, association, syndicate, company or other entity as a directly competitive business for purposes of this paragraph 7, upon providing written notice of such designation to the Employee; or

iv.	divert, attempt to divert, derive a benefit from or otherwise profit from any maturing business opportunities which to the knowledge of the Employee were pursued or advanced by the Employer or any of its affiliates at any time within the twelve (12) months prior to the cessation of the Employee’s employment with the Employer.

e.	In the event that the Employee breaches any of the Employee’s ongoing obligations under this Section 7, then notwithstanding anything to the contrary in the terms under which they were granted or in this Agreement:

i.	any equity based compensation, including but not limited to stock options or RSUs, granted to the Employee hereunder that are not yet expired, whether or not such equity based compensation has vested or remains unvested, shall immediately expire; and

ii.	the Employee will immediately forfeit the already paid Severance Payment, and will not be entitled to receive any portion of, any unpaid remainder of the Severance Payment.

f.	Each subparagraph or sub-subparagraph of this Section 7 shall be (and shall be construed as) a separate and distinct covenant, independent of and severable from all other subparagraphs or sub-subparagraphs of this Section 7.

g.	The provisions of this paragraph 7 shall survive the cessation for any reason whatsoever of the employment relationship between the Employer and the Employee and shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against the Employer whether predicated upon this Agreement or otherwise. Any such claim or cause of action will not constitute a defense to any injunction action, application or motion brought against the Employee by the Employer for purposes of enforcing the provisions of this paragraph 7.

8.	DISCLOSURE

The Employee undertakes and agrees that, for a period of twelve months after the termination of the Employee’s employment hereunder and prior to entering into any contractual relationship with any other party to serve as an officer, director, employee, partner, advisor, joint-venturer or in any other capacity with any other business, undertaking, association, partnership, firm, enterprise or venture that competes with Mitel or its affiliates, the Employee shall disclose to such other party the terms of this Agreement.

9.	RESOLUTION OF DISPUTES

Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Texas, county of Collin. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. Both parties knowingly waive the right to a jury to decide any dispute.

10.	U.S.TAX PROVISIONS

a.	Six-month delay: For purposes of this Agreement, the terms “termination”, “cessation of employment”, “cessation of services” and “termination of employment” mean a separation from service as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the applicable guidance thereunder (“Section 409A”). Notwithstanding the provisions of this Agreement, if on the date of Employee’s termination, Employee is a “specified employee” as defined in Section 409A, and an exception from Section 409A’s requirements is not available as to any one or more payments or installments under this Agreement or otherwise, Employee shall not receive a distribution of such payment or installment, until six months after the date of termination. If Employee is subject to the restriction described in the previous sentence, Employee will be paid on the first day of the seventh month after termination an amount equal to the benefit that Employee would have been paid during such six-month period absent such restriction. In furtherance of the application of all possible exceptions to requirements of Section 409A, each payment or installment shall be treated as a separate payment in order to maximize the application of payments during the “short term deferral period” under Section 409A.

b.	Expenses: To the extent any indemnification payment, expense reimbursement, tax gross-up payment or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed or tax gross-up payment made after the last day of the calendar year following the calendar year in which the Employee incurred such indemnification payment or expenses, or, in the case of a tax gross-up payment, remitted the related taxes, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

c.	Section 409A Compliance. The payments under this Agreement shall be interpreted to be exempt from Section 409A to the maximum extent possible, and if not exempt, shall be interpreted to comply with Section 409A. Notwithstanding the foregoing, the Employer makes no representation to Employee about 409A compliance and does not guarantee any tax result to the Employee. Employee is responsible for obtaining advice from a personal tax advisor.

11.	CURRENCY AND DEDUCTIONS

All payments under this Agreement shall be in United States dollars and shall be subject to applicable and authorized withholdings and deductions.

12.	APPLICABLE LAW

This Agreement and the rights and obligations of the parties hereunder shall be construed and governed in accordance with the laws of State of Texas, without regards to the principles of conflict of laws.

13.	ENTIRE AGREEMENT

This Agreement, including its Schedule A, contain the entire understanding and agreement between the parties hereto with respect to the employment of the Employee and the subject matter hereof and any and all previous agreements and representations, written or oral, express or implied, including, without limitation the prior agreements and letters between the parties hereto or on their behalf, relating to the employment of the Employee by the Employer and the subject matter hereof, are hereby terminated and cancelled and Employee hereby releases and forever discharges the Employer of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such prior agreements and representations. Except as provided herein, no amendment or variation of any of the provisions of this Agreement shall be valid unless made in writing and signed by each of the parties hereto. Sections 7 and 8 hereof shall survive termination of this Agreement for the period necessary to carry out the intent and enforce those provisions.

14.	SEVERABILITY

In the event that any provision herein or part thereof shall be deemed void, invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, this Agreement shall continue in force with respect to the enforceable provisions and all rights accrued under the enforceable provisions shall survive any such declaration, and any non-enforceable provision shall, to the extent permitted by law, be replaced by a provision which, being valid, comes closest to the intention underlying the invalid, illegal or unenforceable provision.

15.	ASSIGNMENT

The Employer may assign its rights and obligations hereunder to any successor or transferee and this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties’ respective heirs, executors, administrators, successors and assigns.

16.	NOTICES

Any consent, approval, notice, request, or demand required or permitted to be given by one party to the other shall be in writing to be effective and shall be deemed to have been given on the earlier of receipt or the fifth day after mailing by registered mail as follows:

a.	If to the Employer, to it at:

MITEL (DELAWARE) INC.

c/o Mitel Networks Corporation

5850 Granite Parkway, Ste. 600

Plano, TX 75078

Attention: Vice President, Total Rewards

CC: Corporate Counsel

b.	If to the Employee, at:

Graham Bevington

4725 Augusta Drive,

Frisco, TX 75034

Delivery shall be sufficient if left with an adult person at the above address of the Employee in the case of the Employee, and if left with the receptionist at the above address of the Employer in the case of the Employer. The Employer or the Employee may change its address for service, from time to time, by notice given in accordance with the foregoing.

17.	INDEPENDENT LEGAL ADVICE

The Employee acknowledges that the Employee is aware that the Employee has the right to obtain independent legal and tax advice before signing this Agreement. The Employee hereby acknowledges and agrees that either such advice has been obtained or that the Employee does not wish to seek or obtain such advice. The Employee further acknowledges and agrees that the Employee has read this Agreement and fully understands the terms of this Agreement, and further agrees that all such terms are reasonable and that the Employee signs this Agreement freely, voluntarily and without duress.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

MITEL (DELAWARE) INC.		GRAHAM BEVINGTON

By:	/s/ Rich McBee	By:	/s/ Graham Bevington

Rich McBee
President and CEO

By:	/s/ Greg Hiscock

Greg Hiscock
Secretary

SCHEDULE A

Mitel lntellectual Property Rights and Confidentiality Agreement

In consideration of my employment with Mitel Networks Corporation “MNC”), Mitel Networks, Inc., Mitel Networks Limited., or any affiliates or subsidiaries of MNC (“Mitel”), my new or continued employment, the salary and wages and salary increase(s) paid to me in connection with my employment, the access provided to me to proprietary information of Mitel, its suppliers and customers and other good and valuable consideration, the adequacy of which is hereby acknowledged, I agree as follows:

1.0	BEST EFFORTS

1.1	I agree to devote my full time and attention and to use my best efforts to perform the duties associated with my position, including the duty to create and invent (“Work”). I agree not to work for or provide any services to a third party (other than as required by my position) without the prior written consent of Mitel.

2.0	OWNERSHIP OF INVENTIONS

2.1	Every invention and discovery, (whether patentable or not), work of authorship (including software code), technology and know-how and any improvement and revision to any of the foregoing (collectively “Inventions”) made or created by me, either alone or in collaboration with others, during the period of my employment with Mitel which uses Information (as defined below) or is within the scope of the actual or anticipated business of Mitel, including its research and development activities, its manufacturing, its products and services, and all intellectual and industrial property rights (“PRs”) arising with respect to any of the above will be the exclusive property of Mitel. I agree to hold all Inventions in a fiduciary capacity for the benefit of Mitel and hereby agree to assign all my rights and interests in the Inventions made or created by me to Mitel and its nominees and to promptly disclose in writing to my manager or to any person specifically designated by Mitel from time to time complete information concerning all Inventions made or created by me. This section shall not apply to any inventions I developed entirely on my own time without using any of Mitel’s employees, equipment, supplies, facilities, or trade secrets or confidential information, except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Mitel’s business, or actual or demonstrably anticipated research or development of Mitel; or (2) result from any work performed by me for Mitel. I agree that this obligation survives the termination of my employment with respect to any Invention made or created by me during my employment with Mitel.

2.2	I acknowledge that I am being permitted by Mitel to use its premises, facilities, equipment and tools, supplies and other resources to do my Work which may involve making or creating various Inventions and that I am receiving Mitel’s assistance in performing my Work.

2.3	I agree that I may perform my Work at home or at other than Mitel locations during as well as outside regular Mitel business hours. I agree that the Work so performed will be considered part of and within the scope of my regular Work for Mitel.

3.0	AGREEMENT TO ASSIST

3.1	I will, during and after the period of my employment with Mitel, without charge to Mitel, but at its request and expense, assist Mitel and its nominees in every reasonable way to obtain and vest in it or them title to all IPRs arising with respect to all such Inventions in all countries by executing all necessary or desirable documents, including applications for patents, copyrights, topography rights and assignments thereof. I will also co-operate with Mitel and its nominees in the prosecution or defense of any claims, lawsuits or other proceedings arising in connection with any such Inventions, without charge to MiteI, but at its expense and request.

3.2	I hereby unconditionally and irrevocably waive all my moral rights under applicable legislation arising in connection with all Inventions.

4.0	RECORDS

4.1	I will keep and maintain adequate and current records of all Inventions made or created by me and agree that these records will be and remain the property of and available to Mitel at all times. I agree that on termination of my employment with Mitel and at any other time requested by Mitel, I will (1) promptly hand over to Mitel’s designated representative all such records, and all copies of such records, in a tangible form such as notes, sketches, drawings, tables, lists, correspondence, computer diskettes, engineering books provided by Mitel, and other written, printed or photographed material in my possession, power or control relating to such Inventions and will not retain any such records; and (2) permanently delete all such records residing on any computer, phone or other electronic device, computer program, and any third party internet service provider or email provider in my possession or under my control.

5.0	TRADE SECRETS & CONFIDENTIALITY

5.1	I recognize that during the period of my employment with Mitel, I will receive, develop or otherwise acquire trade secrets (as defined by applicable law) and confidential information. Confidential information is data and information relating to the business of Mitel (whether constituting a trade secret or not) which is or has been disclosed to me or of which I became aware through my employment with Mitel, and which has value to Mitel and is not generally known to Mitel’s competitors. Confidential information does not include any data or information that has been voluntarily disclosed to the public by Mitel (except where such public disclosure has been made by me without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. During my employment, I will only use trade secrets and confidential information to perform my job duties, and I will only disclose trade secrets or confidential information when I have been authorized by Mitel to do so. I will not use, disclose or reveal trade secrets at any time after my employment ends. I will not use or disclose confidential information for a period of three (3) years after my employment with Mitel ends. I also recognize that during the period of my employment with Mitel, I may receive, develop or otherwise acquire confidential information of third parties. I will not use or disclose confidential information of a third party for a period of three (3) years after my employment with Mitel ends.

6.0	USE OF MITEL COMPUTERS & COMMUNICATIONS SYSTEMS

6.1	I agree to adhere to all Mitel policies and guidelines regarding the use of Mitel’s computers, communications systems (voice, data, and video), databases or files, and I agree not to make any unauthorized use of such computers, communications systems, databases or files or the information they contain. I agree that I have no expectation of privacy with respect to such use.

7.0	AGREEMENT NOT TO SOLICIT

7.1	I agree that while I am an employee of Mitel, and for twelve (12) months thereafter:

(a)	I will not directly or indirectly, either for my own benefit or for the benefit of any person, firm or corporation, solicit any of Mitel’s employees to induce them to leave their employment with Mitel. This restriction is limited to employees of Mitel with whom I had contact for the purpose of performing my job duties at Mitel;

(b)	I will not directly or indirectly solicit any Mitel customer for the purpose of offering or providing services or products that compete with those offered by Mitel. This restriction is limited to customers with whom I had contact while performing my job duties and circumstances which would require the use of Mitel confidential information. This restriction is further limited to customers with whom I had contact during the last twenty-four (24) months of my employment.

8.0	REASONABLENESS OF RESTRICTIONS

8.1	I have carefully read and considered the provisions of this Agreement and agree that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Mitel, its officers, directors, shareholders and other employees.

9.0	TERM

9.1	This Agreement will be effective upon the commencement of my employment with Mitel. The rights and obligations of the parties arising under this Agreement with respect to Inventions, IPRs and information, and Agreement Not to Solicit, will survive the termination of my employment with Mitel and this Agreement until they expire according to their terms.

10.0	SUCCESSORS, ASSIGNS, ETC.

10.1	This Agreement will inure to the benefit of the successors and assigns of Mitel and be binding upon my heirs, executors and administrators.

11.0	US EMPLOYEES ONLY

11.1	I acknowledge and agree that nothing in this Agreement shall be construed as creating a contract of employment or changing the “at will” relationship between Mitel and its employees in the United States.

12.0	GOVERNING LAW & SEVERABILITY

12.1	I acknowledge and agree that the courts of the state of New York in the United States shall have jurisdiction over all matters arising under this Agreement for all Mitel employees in the United States, the courts of England shall have exclusive jurisdiction over all matters arising under this Agreement for all employees in the United Kingdom, and the courts of the province of Ontario, Canada shall have exclusive jurisdiction over all matters arising under this Agreement for all other Mitel employees. This Agreement will be governed by and construed in accordance with the laws of the applicable jurisdiction as described above. If any provision of this Agreement, or any part thereof, shall be held to be invalid or unenforceable, such provision, or part thereof, shall be severable and shall be modified to the minimal extent possible and enforced as modified.

I AGREE THAT MITEL MAY PROVIDE A COPY OF THIS AGREEMENT TO ANY FUTURE EMPLOYER OF MINE.

By:	/s/ Graham Bevington
Graham Bevington

Date: November l0th, 2016